Exhibit 99.1

ASSET PURCHASE AGREEMENT

by and between

TEVET PROCESS CONTROL TECHNOLOGIES LTD.

and

NANOMETRICS-ISRAEL LTD.

(a wholly owned subsidiary of Nanometrics Incorporated)

DATED AS OF: MAY 7, 2008

i

ii

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is entered into as of May 7, 2008, by and between NANOMETRICS-ISRAEL LTD. (“Buyer”), a company formed under the laws of Israel and a wholly-owned subsidiary of Nanometrics Incorporated, and TEVET PROCESS CONTROL TECHNOLOGIES LTD., a company formed under the laws of Israel (“Seller”).

RECITAL

The parties hereto desire that Seller sell, transfer and assign to Buyer, and that Buyer purchase from Seller, substantially all of the assets and business of Seller, excluding only the Retained Assets (as defined below), and assume certain liabilities, all on the terms and subject to the conditions set forth in this Agreement.

In order to induce Buyer to enter into this Agreement and cause the transactions contemplated hereunder to be consummated, concurrently with the execution and delivery of this Agreement the shareholders of the Seller listed on Schedule A and the Seller are executing a Shareholder Support and Voting Agreement in the form set out in Exhibit A in favor of Parent and granting an irrevocable proxy to a mutually-agreed-upon proxy holder, pursuant to which each such shareholder is undertaking certain obligations and irrevocably directing the proxy holder to vote all securities of the Seller directly or beneficially owned by it in favor of the approval of this Agreement and the transactions contemplated hereunder.

In consideration of the respective representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified. “Control” in this context means (i) ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than fifty percent (50%) of the voting power in the case of a business entity other than a corporation, or (ii) the possession, directly or indirectly, of the power to affirmatively direct, or affirmatively cause the direction of, the management and policies of a specified person, whether through the ownership of voting securities, by contract or otherwise.

“Assets” means all the assets, properties, rights, interests, claims and business as of the Closing of Seller of every kind, nature and description, wherever located, whether now owned or hereafter acquired, whether tangible or intangible, real, personal or mixed, absolute or contingent, known or unknown, including, but not limited to:

(i) all business, financial, legal, regulatory, tax and other books, records (computer or otherwise), files, lists and data (including customer and supplier lists, files related to Business Intellectual Property and personnel records regarding employees other than Terminated Employees), reports, plans, drawings and operating records, customer service histories, warehouse and other Inventories;

(ii) all rights under Contracts;

(iii) all manufacturing-related assets, benches, molding, machinery, equipment, fixtures, office furniture, tools, automobiles, other vehicles, computers, printers, copiers, telecopy machines and other tangible property held, owned or leased;

(iv) all Inventories, spare parts, service tools, instruments and supplies;

(v) all causes of action, judgments, settlements, claims, indemnity, or other rights, including all rights to all claims or other causes of action, whether known or unknown, accrued or to accrue for past or present infringement or unauthorized use of Intellectual Property or otherwise with respect to monies or rights accruing to Seller, except for any causes of action, claims or other rights pertaining to the Retained Liabilities;

(vi) all Intellectual Property, all Intellectual Property licenses (granted to or by Seller or its Affiliates) required to make, have made, use, modify, sell or offer to sell any products currently commercialized by or being developed by Seller including, but not limited to, the Intellectual Property listed on Part 3.16 of the Disclosure Schedule;

(vii) all other intangible assets, including goodwill;

(viii) all Authorizations, registrations, licenses, approvals, certifications, permits and other similar requirements used in connection with the Business;

(ix) all available product brochures primarily related to products currently commercialized by Seller;

(x) any security interests, Liens or rights to repossess products or equipment sold by Seller; and

(xi) all accounts receivable and notes receivable; and

(xii) all unrestricted cash and cash equivalent assets of Seller in Seller’s banks or on hand.

Notwithstanding the foregoing, “Assets” shall not include any items included in the definition of “Retained Assets” in Section 2.02 below.

“Business” means all of the business and operations of Seller as currently conducted and as currently contemplated to be conducted by Seller.

“Contract” means any contract, note, evidence of indebtedness purchase or sale order, lease, license, instrument, commitment or other agreement to which Seller is a party or an assignee or other beneficiary thereof or by which the Seller is bound, whether written or oral.

“Current Employees” means all persons who immediately prior to the Closing are employees of Seller, including any such employee who is on short-term or long-term disability or other authorized leave of absence and is so identified in Part 3.18 of the Disclosure Schedule.

“Employee Plans” means any health care plan or arrangement; life insurance or other death benefit plan or arrangement; deferred compensation or other pension or retirement plan or arrangement; stock option, bonus or other incentive plan or arrangement; severance, change of control or early retirement plan or arrangement; or other fringe or employee benefit plan or arrangement; managers’ insurance; education fund [keren hishtalmut]; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by Seller’s policies or practices, for the benefit of or relating to any present or former employees, leased employees, consultants, agents, directors, and/or their dependents, of Seller, including, without limitation, any pension plan or similar plan (whether or not any of the foregoing is funded) (i) to which Seller is a party or by which Seller is bound, (ii) that Seller has at any time established or maintained for the benefit of or relating to any present or former employees, consultants, agents, directors, and/or their dependents, of Seller, or (iii) with respect to which Seller has made any payments or contributions in any of the last seven (7) years, or otherwise has any liability (including any such plan or other arrangement formerly maintained by Seller).

“Environmental Laws” means and includes any one or more of the following: (a) any municipal, local or other statute, law, ordinance or regulation that relates to or deals with Hazardous Substances, human health or the environment, all as they may be amended from time to time; and all regulations promulgated by a regulatory body pursuant to any of the foregoing statutes, laws, regulations, or ordinances; and (b) judgments, orders, decrees, injunctions, permits, concessions, grants, franchises, licenses or agreements, to the extent that either they relate to safety, human health, the environment or emissions, discharges, or releases of Hazardous Substances into the environment including ambient air, surface water, ground water, facilities, structures, or land, or otherwise relate to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, Hazardous Substances, or wastes or the investigation, clean-up, or other remediation thereof.

“EVP Loan” means the line(s) of credit or any other loans made available to the Seller by the European Venture Leasing Company Limited (“EVP”) under the terms of the Agreement for the Provision of a Loan Facility of US$1,500,000, between EVP and the Seller, dated November 16, 2005, and any amendments thereto.

“EVP Liens” means the Liens granted by the Seller or any of its Affiliates for the benefit of EVP pursuant to the terms of the EVP Loan.

“Exclusivity Fee Advances” means all amounts paid to the Seller by Buyer as “Exclusivity Fees” pursuant to Letter of Intent, dated April 6, 2008, entered into between Buyer and Seller.

“Hazardous Substance” means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides, fertilizers, or any other substance that is dangerous, toxic, or hazardous, or that is a pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any Environmental Laws.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (a) Israeli, United States, international and other patents and applications therefore and all divisions, continuations, continuations-in-part, renewals, extensions, revisions, reissues and re-examinations relative thereto, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (b) copyrights and all works of authorship including all translations, adaptations, combinations, compilations and derivations of each of the foregoing, whether or not registered; (c) registered and unregistered trademarks, trade names, brand names, service marks, service names, trade dress, logos and corporate names including all translations, adaptations, combinations and derivations thereof, together with all common law rights and all goodwill associated with each of the foregoing; (d) technology, know-how, methods, processes, systems, trade secrets, inventions (whether or not patentable, copyrightable or susceptible to any other form of legal protection and whether or not reduced to practice), proprietary data, formulae, research and development data, and confidential information (including conceptions, ideas, innovations, manufacturing, development and production techniques, drawings, specifications, designs, proposals, financial and accounting data, business and marketing plans, customer and supplier lists and related information and documentation), in each case irrespective of whether in human or machine readable form; (e) computer software (including both source and object code) and all related program listings and data, systems, user and other documentation; (f) mask works; (g) industrial designs; (h) databases and data collections and all rights therein; (i) Internet addresses, sites and domain names and numbers; (j) all applications, registrations, renewals and extensions for any and each of the foregoing throughout the world; and (k) any similar or equivalent rights to any of the foregoing anywhere in the world, and all other forms of right by which one may effectively exclude another from using or otherwise enjoying any and each of the foregoing.

“Inventories” means finished goods, raw materials and ingredients, work-in-process, consignment goods, wares, merchandise, wrapping, packing materials and similar items.

“Key Employees” means the employees listed on Schedule 7.09.

“knowledge” of Seller means actual knowledge of the officers and directors of the Seller or, with respect to the representations and warranties set forth in Article III, the actual knowledge of any such persons and Pini Alezra and the knowledge that any of such persons would reasonably be expected to have assuming reasonable inquiry of any facts or circumstances actually known to and recognized by such person to create significant doubt concerning the accuracy of any representation, warranty, or statement without regard to any applicable “knowledge” qualifier.

“Liens” means liens, mortgages, charges (including fixed and/or floating charges), security interests, pledges or encumbrances.

“Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that, individually or in the aggregate with other related effects, is or could reasonably be expected to be materially adverse to the business, results of operation or condition (financial or otherwise) of the Purchased Assets or the Business, considered as a whole, or is or could reasonably be expected to be materially adverse to the ability of Buyer to conduct the Business following the Closing as the Business is presently conducted or presently contemplated to be conducted by Seller, not including (i) changes in economic conditions or financial markets, (ii) changes in any applicable law or GAAP, (iii) changes in any regulatory or political conditions, or (iv) acts of war or terrorism (other than, in the case of (i), (iii) or (iv), any such changes having a disproportionate and adverse effect on the Purchased Assets or the Business.)

“New Buyer Employees” means the Current Employees employed by Buyer from and after the Closing.

“OCS” means Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, a governmental entity established and existing under, inter alia, the Israeli R&D Law.

“OCS Grants” means the grants received by the Seller or its Affiliates in connection with the R&D Law and/or the OCS.

“Person” means any individual and any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Prime Rate” means, for any calendar quarter, the prime commercial lending rate quoted by US Bank National Association as in effect on the first day of such quarter.

“Product Liability” means any liability, claim or expense, including but not limited to attorneys’ fees and medical expenses, arising in whole or in part out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), marketing, distribution or sale of products (whether for clinical trial purposes, commercial use or otherwise).

“R&D Law” means the Israeli Encouragement of Industrial and Development Law, 5744-1984, all related regulations, orders and rules, as well as published OCS policy.

“Real Property Lease” means the lease agreement, dated July 26, 2004, between Seller and Industrial Buildings Company Ltd., for the lease of property located in Yokneam, Israel.

“Registered Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (a) Israeli, United States, international and other patents and applications therefore and all divisions, continuations, continuations-in-part, renewals, extensions, revisions, reissues and re-examinations relative thereto, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (b) registered trademarks, trade names, brand names, service marks, service names, trade dress, logos and corporate names including all translations, adaptations, combinations and derivations thereof (but excluding any common law rights and all goodwill associated with each of the foregoing); and (c) Internet addresses, sites and domain names.

“Securities” means shares, stock, options, phantom stock, warrants, convertible securities or other rights to acquire stock of Seller.

“Specified Off Balance Sheet Liabilities” means the following off balance sheet liabilities: (x) liabilities associated with the payment of salary for the period of advance notice required by law or contract (excluding payments resulting from “change of control” or “acceleration” provisions) or payment in lieu of the period of advance notice with respect to employees terminated by Seller in connection with the transaction contemplated by this Agreement, in the amount of $170,000 (one hundred seventy thousand U.S. dollars) (“Advance Notice Liabilities”); and (y) liabilities in connection with the termination by Seller of the Real Property Lease in the amount of $55,000 (fifty-five thousand U.S. dollars) (“Lease Termination Liabilities”.

“Taxes” (and “Tax”) means all taxes, additions to tax, penalties, interest, linkage differentials [hefreshei hatzmada], fines, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority, including but not limited to all Israeli, U.S. federal, national, state, county, local and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; the foregoing shall include, but not be limited to, any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.

“Transfer and Sales Taxes” means all use taxes, stamp duty taxes, conveyance taxes, transfer taxes, filing fees, recording fees, prepayment fees or penalties, reporting fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Purchased Assets or the Assumed Liabilities hereunder and the filing of any instruments relating to such transfer, including any sales tax, but not including Value Added Tax (“VAT”).

SECTION 1.02 Additional Definitions. The following table sets forth certain other defined terms and the Section of the Agreement in which the meaning of each such term appears:

Term	Page No.	Defined in Section
Approved Enterprise Status	34	SECTION 5.08
Assumed Liabilities	8	SECTION 2.03(a)
Authorizations	19	SECTION 3.09
Baseline Net Asset Value	10	SECTION 2.04(a)(i)
Business Intellectual Property	22	SECTION 3.16(g)
Claim	41	SECTION 9.04
Closing	13	SECTION 2.07(a)
Closing Date	13	SECTION 2.07(a)
Closing Date Balance Sheet	11	SECTION 2.04(c)
Closing Payment	10	SECTION 2.04(b)(i)
COBRA	9	SECTION 2.03(b)(iv)
Consents	19	SECTION 3.11
Direct Claim	40	SECTION 9.03(b)
Disclosure Schedule	13	ARTICLE III
Dollars	7	SECTION 1.03
Enterprise Value	10	SECTION 2.04(a)(i)
Escrow Agent	10	SECTION 2.04(b)(ii)
Escrow Agreement	10	SECTION 2.04(b)(ii)
Escrow Amount	11	SECTION 2.04(b)(iii)
Estimated Balance Sheet	10	SECTION 2.04(a)(i)
EVP Loan Repayment Amount	11	SECTION 2.04(b)(v)
Final Balance Sheet Adjustment	12	SECTION 2.04(d)
Final Balance Sheet Adjustment Escrow Amount	10	SECTION 2.04(b)(ii)
Government Grants	29	SECTION 3.23(a)
Indemnifiable Losses	39	SECTION 9.01
Indemnity Basket	41	SECTION 9.06
Interim Balance Sheet	16	SECTION 3.05
Interim Financial Statements	17	SECTION 3.05
Interim Income Statement	17	SECTION 3.05
Israeli Employees	27	SECTION 3.17(i)
Manufacturing Documentation	20	SECTION 3.14

Term	Page No.	Defined in Section
Net Asset Value	11	SECTION 2.04(c)
NIS	7	SECTION 1.03
Non-competition Period	33	SECTION 5.05
Proposed Closing Date Net Assets Calculation	11	SECTION 2.04(c)
Purchase Price	10	SECTION 2.04(a)
Purchased Assets	7	SECTION 2.01
Retained Assets	8	SECTION 2.02
Retained Liabilities	8	SECTION 2.03(b)
Seller Audited Financial Statements	16	SECTION 2.03(b)
Seller Databases	25	SECTION 3.16(p)
Seller Product	20	SECTION 3.16(a)
Seller Software	24	SECTION 3.16(l)
Seller’s Financial Statements	17	SECTION 3.05
Standard Form Agreement	21	SECTION 3.16(f)
Terminated Employees	36	SECTION 6.02
Third Party Claim	40	SECTION 9.03(a)
Total Cash Payment	10	SECTION 2.04(a)(i)
VAT	12	SECTION 2.05(b)
VAT Request	12	SECTION 2.05(b)

SECTION 1.03 Other Definitional Provisions; Interpretation. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement. The term “person” includes any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or government or any department or agency thereof and will also include its permitted successors and assigns. The term “Dollars” or “$” shall refer to the currency of the United States of America, and the term “NIS” shall refer to the currency of the State of Israel. All references to time shall refer to Tel Aviv, Israel time. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement

ARTICLE II

PURCHASE AND SALE OF ASSETS

SECTION 2.01 Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Seller hereby sells, transfers, assigns and conveys to Buyer, and Buyer hereby purchases, all of the Assets, other than the Retained Assets (the “Purchased Assets”), free and clear of all Liens.

SECTION 2.02 Retained Assets. Seller hereby retains all of its respective right, title and interest in and to, and there shall be excluded from sale, assignment or transfer to Buyer hereunder, the following assets of Seller as of the Closing (the “Retained Assets”):

(a) this Agreement and the amounts, including any Exclusivity Fee Advances, to be received by Seller hereunder;

(b) all Contracts not specifically assumed by Buyer pursuant to Section 2.03(a);

(c) the originals of Seller’s minute books, share ledgers, share transfer records and tax returns, which, however, shall remain available for review and copying by Buyer upon reasonable request; and

(d) all rights, awards, insurance proceeds and similar assets or rights.

SECTION 2.03 Assumed Liabilities; Retained Liabilities.

(a) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Seller hereby assigns, transfers, and conveys to Buyer, and Buyer hereby assumes and agrees to pay and perform according to their respective terms those liabilities and obligations of Seller which are related to the Purchased Assets (including the Contracts) and the Business, provided that such liabilities and obligations are set forth (x) on Seller’s Financial Statements (excluding the Specified Off Balance Sheet Liabilities); or (y) in any Contract assumed by Seller or (z) on Schedule 2.03(a) of this Agreement (collectively, the “Assumed Liabilities”). For clarification purposes, the parties (i) confirm that as a result of the mechanism by which Seller will pay the EVP Loan Repayment Amount as set forth in Section 2.04(b)(v) below, the Closing Seller’s Financial Statements and the Assumed Liabilities will not include any amounts payable with respect to the EVP Loans and (ii) agree that the Assumed Liabilities will include:

(i) any amounts that may be due or payable to the OCS or under any OCS Grants; and

(ii) Product Liability or any other Liability with respect to products sold pursuant to Contracts assumed by Buyer (other than as specifically set forth in this Agreement).

(b) Retained Liabilities. The parties agree that Buyer is not, nor shall be considered, the successor to Seller, and that Buyer does not hereby agree to assume or become liable to pay, perform or discharge any obligation or liability whatsoever of Seller or relating to the Assets or any former or present employees of Seller, including those that may be hired by Buyer, except as expressly provided for in Section 2.03(a). Seller shall retain any liability or obligation of, or responsibility for any claim against, Seller or the Business, direct or indirect, known or unknown, absolute or contingent, not included in the Assumed Liabilities (the “Retained Liabilities”), and, notwithstanding anything to the contrary in the Agreement, none of the following shall be Assumed Liabilities (and each shall be included in the definition of “Retained Liabilities”):

(i) the obligations of Seller under this Agreement;

(ii) any obligation, liability or claim that constitutes or arises from a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement;

(iii) any obligation, liability or claim that may arise from any lawsuits, actions or proceedings against Seller, except for a claim arising solely from an action carried out by Buyer subsequent to the Closing;

(iv) any obligation, liability or claim that may arise from any employee, or consultant (or any former employee or consultant), for any reason or actions, who is not a New Buyer Employee, including, (i) any claim or demand of a current or former employee relating to or arising as a result of employment, termination by Seller of the employment of such employee or consultants (or former employee or consultant), or an employment agreement, whether or not written, between Seller or its Affiliates and any Person, including, for this purpose, with respect to any Person claiming entitlements or benefits on the basis of a claimed employer-employee relationship between Seller and such Person, (ii) any liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or its Affiliates or under which Seller or its Affiliates may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Seller or its Affiliates’ withdrawal or partial withdrawal from or termination of any Employee Plan, (iii) any liability under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) arising as a result of any act or omission by Seller or its Affiliates, (iv) any liability of Seller or its Affiliates under the WARN Act, and any similar state, local U.S. or non-U.S. law or regulation, (v) any liability of Seller or its Affiliates for severance, accrued vacation and/or paid time and/or mandatory or customary payment and/or benefit and/or entitlement for employees of Seller or its Affiliates with respect to any Current Employees, and (vi) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal, state or non-U.S. employment discrimination law or regulation, which shall have been asserted prior to the Closing Date or is based on acts or omissions by Seller which occurred prior to the Closing;

(v) any liability with respect to New Buyer Employees with respect to the period of time prior to the Closing Date unless such liability is expressly assumed by Buyer pursuant to this Agreement;

(vi) any and all Third Party Expenses (including, Transaction Expenses, Transaction Bonus Payments and Change in Control Payments) as such terms are defined in Section 5.09 below;

(vii) any other liability or obligation of, or claim against, Seller or the Business, of any kind or nature whatsoever, whether known or unknown, fixed or contingent, determined or determinable, due or not yet due, or otherwise, that is not expressly assumed by Buyer under this Agreement;

(viii) any liability of Seller or its Affiliates with respect to any Tax attributable to the Purchased Assets or the Business with respect to any pre-Closing Tax period, including any liability for the breach of the terms of any “approved enterprise” programs received by the Company which may result from the transactions contemplated by this Agreement;

(ix) any liability to the extent arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, strict liability, enterprise liability or any other legal or equitable theory arising from defects in or use or misuse of products sold or from services performed by or on behalf of Seller or any other Person prior to the Closing Date;

(x) except as expressly provided in this Agreement, any liability of Seller to the extent resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by this Agreement;

(xi) any liability of Seller or its Affiliates that arises out of or relates to any Retained Asset;

(xii) any liability of Seller for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby; and

(xiii) the Specified Off Balance Sheet Liabilities.

SECTION 2.04 Purchase Price; Payment.

(a) Purchase Price. The total consideration for the Purchased Assets (the “Purchase Price”) shall be:

(i) Cash Payment. $3,525,000 (three million five hundred twenty-five thousand U.S. Dollars) (the “Total Cash Payment”) comprised of: (x) $2,856,000 (two million eight hundred fifty-six million U.S. dollars) (the “Enterprise Value”), plus (y) $225,000 (two hundred twenty-five thousand U.S. dollars) (the amount of the Specified Off Balance Sheet Liabilities); plus (z) $444,000 (four hundred forty-four thousand U.S. dollars) (the “Baseline Net Asset Value”), which is based on the Estimated Closing Balance Sheet attached hereto as Schedule 2.04(a)(i) (the “Estimated Balance Sheet”); and

(ii) Assumption of Liabilities. Buyer’s assumption of the Assumed Liabilities pursuant to Section 2.03(a).

(b) Payment of Purchase Price; EVP Loan; Exclusivity Fee Advances. The Purchase Price shall be payable as follows:

(i) Closing Consideration. At the Closing, Buyer shall transfer the Total Cash Payment less (w) the aggregate Exclusivity Fee Advances, (x) the EVP Loan Repayment Amount, (y) the Escrow Amount and (z) the Final Balance Sheet Adjustment Escrow Amount, as defined below (the “Closing Payment”) to a bank account designated by Seller.

(ii) Final Balance Sheet Adjustment Escrow Amount. Contemporaneously with the making of the Closing Payment, Buyer shall deposit $176,250 (one hundred seventy-six thousand two hundred fifty U.S. dollars) (the “Final Balance Sheet Adjustment Escrow Amount”) with ESOP Trust Company or such other escrow agent as shall be mutually agreed upon by the parties (the “Escrow Agent”), to be held by the Escrow Agent on behalf of Seller pursuant to an Escrow Agreement in a form to be agreed as soon as possible after the date of this Agreement and prior to the Closing (the “Escrow Agreement”) in order to secure the obligations of Seller, if any, under Section 2.04(b)(iv) to make payment of the Final Balance Sheet Adjustment (as defined in Section 2.04(d)). The Balance Sheet Adjustment Escrow Amount shall be held by the Escrow Agent and distributed in accordance with the terms of the Escrow Agreement.

(iii) Escrow Amount. Contemporaneously with the making of the Closing Payment, Buyer shall deposit an additional $352,500 (three hundred fifty-two thousand five hundred U.S. dollars) (the “Escrow Amount”) with the Escrow Agent, to be held by the Escrow Agent on behalf of Seller pursuant to the Escrow Agreement in order to secure the obligations of Seller under Article IX. The Escrow Amount shall be held by the Escrow Agent and distributed in accordance with the terms of the Escrow Agreement.

(iv) Final Balance Sheet Adjustment. On a date determined in accordance with Section 2.04(c), the Escrow Agent shall release to Buyer and/or Seller, as the case may be, such amounts required to be released as a result of the calculation of the Final Balance Sheet Adjustment in accordance with the provisions of Section 2.04(e).

(v) EVP Loan and Liens. Prior to the Closing, Seller shall provide Buyer with a letter from EVP stating that upon payment of the sum stated in the letter (the “EVP Loan Repayment Amount”), the EVP Loan shall be repaid in full and EVP will remove any Liens securing the EVP Loan, including the EVP Liens. At the Closing, Buyer shall pay the EVP Loan Repayment Amount to EVP.

(c) Net Asset Value. Within 60 days after the Closing Date, Buyer shall cause to be prepared, at its expense, and delivered to Seller: (i) an audited balance sheet of the Seller as of the Closing Date (the “Closing Date Balance Sheet”) which sets forth the calculation of Seller’s total assets less the Seller’s total liabilities (the “Net Asset Value”), in each case as of the Closing Date (which, to avoid doubt will assume that the payment of the EVP Loan Repayment Amount has already occurred) and (ii) the opinion of Brukner-Ingbar CPA, or a similar firm of independent accountants selected by Buyer, on the Closing Date Balance Sheet, which opinion shall be unqualified as to the scope of audit. The Closing Date Balance Sheet will be prepared in accordance with Israeli GAAP as previously applied by Seller in the preparation of the Estimated Closing Balance Sheet (it being understood that liabilities to OCS and all other Specified Off Balance Sheet Liabilities and the amount of the aggregate Exclusivity Fee Advances will not be taken into consideration in the preparation of such Estimated Closing Balance Sheet or Closing Date Balance Sheet), which shall take into account any information not available to the parties at the time the Estimated Closing Balance Sheet was delivered, and the former officers of the Company shall provide such assistance in the preparation of the proposed Closing Date Balance Sheet as shall be reasonably requested by Buyer in connection with the delivery of the proposed Closing Date Balance Sheet. Buyer shall also deliver to Seller a worksheet which sets forth Buyer’s revised calculation of the net assets and an explanation of any changes made to Seller’s calculation of such amount. Buyer’s revised calculation of the net assets is referred to herein as the “Proposed Closing Date Net Assets Calculation”. The proposed Closing Date Balance Sheet and the Proposed Closing Date Net Assets Calculation will be deemed final if Seller either (i) agrees in writing by notice to Buyer or (ii) does not express in a written notice to Buyer a disagreement, in either case within 30 days after its receipt of such Closing Date Balance Sheet from Buyer. During the 30-day period following Buyer’s receipt of any such notice of disagreement, Buyer and Seller will negotiate in good faith to resolve their disagreement. Failing such resolution, the issues that remain in dispute will be examined and recalculated by independent accountants other than the firm that has rendered its opinion as described in this Section 2.04(c) provided that such examination and recalculation shall not constitute or entail an audit. The independent accountants shall be instructed to submit the results of their examination within thirty (30) calendar days. Any amounts so recalculated shall be final and binding on the parties. The independent accountants shall make a ratable allocation of their charges for such work as a part of their determination based on the proportion by which the amount in dispute was determined in favor of one party or the other.

(d) Final Balance Sheet Adjustment. The “Final Balance Sheet Adjustment” shall be an amount equal to the difference between (I) the Baseline Net Asset Value and (II) the Net Asset Value of the Business as reflected on the Closing Date Balance Sheet.

(i) If the amount in clause (I) is less than the amount in clause (II), then (x) Buyer shall, within five business days after the Closing Date Balance Sheet becomes final as provided in Section 2.04(c), pay the Final Balance Sheet Adjustment to Seller and (y) the Escrow Agent shall release the entire amount of the Final Balance Sheet Adjustment Escrow Amount to Seller.

(ii) If the amount in clause (I) is greater than the amount in clause (II), then the Escrow Agent shall (x) release the Final Balance Sheet Adjustment to Buyer and (y) release the balance of the Final Balance Sheet Adjustment Escrow Amount to Seller. If the Final Balance Sheet Adjustment is greater than the Final Balance Sheet Adjustment Escrow Amount, the difference will be released by the Escrow Agent to Buyer out of the Escrow Amount.

(e) Purchase Price Adjustment. Any Final Balance Sheet Adjustment or indemnification payment under Article IX of this Agreement shall be treated for tax purposes as an adjustment of the total consideration paid for the Purchased Assets under this Agreement to the extent such characterization is proper and permissible under relevant Tax law and pursuant to the positions taken by the relevant Tax authorities.

SECTION 2.05 Taxes.

(a) Transfer and Sales Taxes. Seller shall promptly pay all Transfer and Sales Taxes.

(b) Israeli Value Added Tax. The Purchase Price is exclusive of Value Added Tax (“VAT”). Buyer shall be entitled to file a request pursuant to Section 20 of Israeli Value Added Tax Law with respect to the amounts payable buy it pursuant to this Agreement (the “VAT Request”). At Buyer’s request, Seller shall cooperate with Buyer in preparing and filing the VAT Request. If the VAT Request is not approved by the Closing, the applicable VAT, to the extent required to be paid, shall be paid by Buyer to the Seller at any time after the date on which the Purchase Price is payable in accordance with this Agreement, but not later than two (2) business days prior to the date upon which Seller is required to remit the applicable VAT to the Israeli VAT authorities, against receipt by Buyer of a valid VAT invoice from the Seller.

(c) Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as the Buyer is required to deduct and withhold under applicable Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be paid by Buyer to the applicable Tax Authority and, upon such payment, shall be treated for all purposes of this Agreement as having been paid to Seller. Buyer will not pay any such withheld amounts to the applicable Tax Authority earlier than one (1) business day prior to the date such amounts are required to be paid. If, prior to or at the Closing, Seller delivers to Buyer a certificate from the Israeli Tax Authority evidencing an exemption from withholding of Taxes, or a reduced rate of withholding, which shall be applicable, valid and in effect as of the Closing, Buyer shall honor such withholding tax exemption or reduction.

SECTION 2.06 Purchase Price Allocation. Prior to the Closing the parties will attach as Schedule 2.06 an allocation of the Purchase Price among the Purchased Assets. The allocation shall be agreed to by Seller and Buyer after arm’s-length negotiations. Seller and Buyer will, to the extent permitted by applicable law, adopt and utilize the amounts allocated to each asset or class of assets, as such allocations may be adjusted pursuant to this Section 2.06, for purposes of all Israeli and U.S. federal, state, local and other tax returns or reports, in any claim for refund, or otherwise with respect to such tax returns or reports.

SECTION 2.07 Closing.

(a) The consummation of the purchase and sale of the Purchased Assets provided for herein (the “Closing”) shall take place at 10:00 a.m. (local time) within three (3) business days after the conditions to closing set forth in Article VII and Article VIII have been satisfied or waived in writing, or on such other date and/or at such other time as the parties hereto may agree upon (the “Closing Date”). The Closing shall take place (i) at the offices of Yigal Arnon & Co., 22 Rivlin Street, Jerusalem, Israel or (ii) on the mutual agreement of the parties, by delivery via facsimile or email transmission (with originals sent via overnight courier service) of the documents to be delivered at the Closing and wire transfer of the payments to be made in accordance with Sections 2.04(a) and 2.04(b), or (iii) at such other place or in such other manner as the parties hereto may agree.

(b) All proceedings taken and all documents executed and delivered by the parties hereto at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

SECTION 2.08 Alternative Arrangements. Notwithstanding anything contained herein or in any agreement or certificate executed and delivered in connection with the transactions contemplated hereby to the contrary, neither this Agreement nor any such agreement or certificate shall constitute an agreement to assign any Contract, permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a default thereof. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller shall, at the expense of Buyer, use commercially reasonable efforts to effect alternative arrangements in the form of a license, sublease, or operating agreement in form and substance reasonably satisfactory to Buyer and Seller until such time as such consent or approval has been obtained that results in Buyer receiving substantially all of the benefits under and bearing all the ordinary course costs, liabilities and other obligations with respect to any such Contract or permit. Upon obtaining the requisite third party consent thereto, each such non-assignable Contract or permit shall be transferred and assigned to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure schedule (the “Disclosure Schedule”), Seller represents and warrants to Buyer as set forth in this Article III. Seller will use all reasonable efforts to deliver the Disclosure Schedule to the Buyer at least four (4) Business Days prior to the estimated date of execution of this Agreement. Notwithstanding any other provision of this Agreement or such Disclosure Schedule, each exception set forth in the Disclosure Schedule will be deemed to qualify only each representation and warranty set forth in this Agreement (i) that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is readily apparent on the face of the disclosure of such exception set forth in the Disclosure Schedule.

SECTION 3.01 Listing of Certain Assets and Data. Attached hereto as Schedule 3.01(a) through Schedule 3.01(g) are true and complete lists of the matters set forth in the following subsections of this Section 3.01, including in each case all written or oral agreements or understandings and all amendments and modifications, if any, to each such Contract, document or other instrument referenced or described (including, in the case of oral arrangements, a written description of all material terms thereof).

(a) Real Property. Schedule 3.01(a) sets forth a description of all real property owned, leased or subject to option by Seller or otherwise used by Seller in the conduct of its business. Prior to the date of this Agreement, Seller has delivered to Buyer true and complete copies of all purchase agreements, finance agreements, leases, options, title abstracts, insurance, licenses, permits, and other material documents relating to such real property that it has in its possession or control.

(b) Equipment. Schedule 3.01(b) sets forth a list of all material items of machinery, equipment, molding, benches, tools and dies, furniture, fixtures, spare parts, vehicles and other similar property and assets owned or leased by Seller or used in the conduct of the Business, setting forth with respect to all such listed property a summary description of all Liens relating thereto, specifically identifying and describing those items with remaining total lease or conditional sales payments or other payments due by Seller in excess of $20,000, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof. Prior to the date of this Agreement, Seller has delivered to Buyer true and complete copies of all currently effective leases, conditional and other sales agreements and any other similar documents concerning the items listed in Schedule 3.01(b).

(c) Certain Agreements, etc. Schedule 3.01(c) sets forth a list of each of the following Contracts, written or otherwise, to which Seller is a party or by which it is bound (other than Contracts furnished pursuant to other subsections of this Section 3.01):

(i) any research and development agreement, joint development agreement, OEM, or other supply agreement whereby products or components are developed or made by or for Seller;

(ii) any joint venture or franchise agreement, and any purchase or disposition agreement and related significant agreements involving the acquisition or disposition of any products or process, or business by Seller;

(iii) any Contract for the purchase of any services, raw materials, supplies or equipment or other goods, including outstanding purchase orders, involving remaining payments estimated at more than $20,000;

(iv) any Contract for the sale of assets, products or services that is in any way not yet performed and involving remaining payments estimated at more than $20,000;

(v) any dealer, distributor, broker, agent, sales representative or similar Contract by Seller for the sale of any products, identifying which Contracts might create any liability to Buyer or Seller if the right to sell or distribute new products is not offered by Seller or Buyer pursuant thereto or which cannot be terminated upon less than 90 days’ notice, without cause, by Seller or Buyer without liability to Seller or Buyer;

(vi) any Contract not made in the ordinary course of business of Seller, or any other Contract that has or could reasonably be expected to have a Material Adverse Effect;

(vii) any Contract (A) restricting Seller from engaging, participating, or competing with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property; (B) granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal or rights of first negotiation to any other Person; or (C) otherwise limiting the right of Seller to sell, distribute or manufacture any products or services related thereto;

(viii) any Contract of indemnification or warranty, other than (A) under Seller’s unmodified forms of standard customer/distribution agreements, the forms of which have been made available to Buyer or its counsel, or (B) warranties implied by Law;

(ix) any Contract pursuant to which Seller has acquired or divested a business or entity, or all or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase or sale of assets, license or otherwise;

(x) any Contract between Seller and any governmental entity;

Prior to the date of this Agreement, Seller has delivered to Buyer true and complete copies of all Contracts identified in Schedule 3.01(c). Such copies contain all the terms of the agreements, understandings and arrangements between the parties thereto with respect to the subject matter thereof.

(d) Permits, Licenses, Etc. Schedule 3.01(d) sets forth a list of all material Authorizations, permits, licenses, notifications, registrations, approvals or similar permissions. Prior to the date of this Agreement, Seller has delivered to Buyer true and complete copies of all permits, licenses, notifications, registrations, approvals or other documents identified in Schedule 3.01(d).

(e) Loans and Credit Agreements, Etc. Schedule 3.01(e) sets forth a list of all outstanding notes, bonds, debentures, loans or other credit agreements or arrangements, escrow agreements, security agreements, mortgages, deeds of trust, guaranties, pledges, conditional or installment purchase agreements involving remaining payments in excess of $20,000, letters of credit and any other instruments evidencing indebtedness, written or otherwise, to which Seller is a party (as lender, borrower, or guarantor) or which affect or relate to its property or Assets. Prior to the date of this Agreement, Seller has delivered to Buyer true and complete copies of all documents identified in Schedule 3.01(e).

(f) Insurance Policies and Claims. Schedule 3.01(f) sets forth a list of all policies of insurance maintained by or for the benefit of Seller with respect to Seller and covering its officers, directors, employees, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations and a description of each claim made by or for the benefit of Seller under any such policy of insurance within the past three years, describing such claim and the amount thereof. Prior to the date of this Agreement, Seller has delivered to Buyer true and complete copies of all policies of insurance identified in Schedule 3.01(f), and true and complete copies of all documentation regarding claims made thereunder.

(g) Employee Plans. Schedule 3.01(g) sets forth a list of all Employee Plans and any related insurance or other contracts and trust and custodial agreements. Prior to the date of this Agreement, Seller has delivered to Buyer true and complete copies of all Employee Plans and all employee agreements or policies for the last three years.

SECTION 3.02 Organization. Seller is a limited private company duly organized, and validly existing under the laws of the State of Israel. Seller has all necessary power and authority to own its properties and assets and conduct the business presently being conducted by it.

SECTION 3.03 Subsidiaries. Except as set forth in Schedule 3.03, Seller does not have any interest, direct or indirect, in any other business, corporation, joint venture, partnership, proprietorship or other entity. Except as set forth in Schedule 3.03, none of the business of Seller is conducted through, and none of the Purchased Assets is owned by or through, any direct or indirect subsidiary or Affiliate of Seller.

SECTION 3.04 Authority. Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement and other agreements contemplated hereby to which Seller is a party, and the consummation by Seller of the transactions hereby and thereby, have been duly and validly authorized by Seller’s Board of Directors and shareholders, no other action of Seller’s Board of Directors or shareholders, or corporate proceedings on the part of Seller or its Affiliates, is necessary to authorize this Agreement and no other action of Seller’s Board of Directors or shareholders, or corporate action on the part of Seller or its Affiliates, is necessary to consummate the transactions contemplated hereby except for the execution of documents and instruments and application for consents and approvals contemplated by this Agreement. This Agreement has been duly authorized by Seller and duly executed and delivered by Seller, and constitutes a legal, valid and binding agreement of Seller enforceable against it in accordance with its terms. Except as disclosed in Schedule 3.04 or Schedule 3.11, neither the execution and delivery of this Agreement nor compliance by Seller with its terms and provisions will violate (i) any provision of the articles of association or other governing instruments of Seller, (ii) any Contract to be transferred to Buyer or any permit or license of Seller, or (iii) any law, statute, regulation, or, to the best of Seller’s knowledge, injunction, order or decree of any government agency or authority or court to which Seller or any of the Purchased Assets is subject.

SECTION 3.05 Financial Statements. Attached hereto as Schedule 3.05 are true and complete copies of audited financial statements of Seller, including balance sheets at December 31, 2007 and statements of earnings for the fiscal years then ended (“Seller Audited Financial Statements”); and an unaudited balance sheet (the “Interim Balance Sheet”) at March 31, 2008 and statement of earnings for the three (3) month period then ended (the “Interim Income Statement” and together with the Interim Balance Sheet, the “Interim Financial Statements”) (all of the above financial statements collectively referred to as the “Seller’s Financial Statements”). The Seller Audited Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied. All the Seller’s Financial Statements are true and correct in all material respects and fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Seller as of the dates thereof and the results of operations, shareholders’ equity (deficit) and changes in cash flows of the Seller for the periods then ended, except that the un-audited Interim Financial Statements do not contain footnotes or comparisons to the financial results of prior periods and are subject to normal year-end adjustments. The Seller’s Financial Statements are in accordance with the books and records of Seller. The books and records of the Company are stated in reasonable detail and accurately reflect in all material respects all information relating to the Business, the nature, acquisition, disposition, maintenance, location and collection of its assets and properties, and the nature of all transactions giving rise to its obligations, including accounts payable, and rights, including accounts receivable. There were no changes in the method of application of the Seller’s accounting policies or changes in the method of applying the Seller’s use of estimates in the preparation of the un-audited Interim Financial Statements.

SECTION 3.06 Absence of Undisclosed Liabilities. There are no debts, liabilities, or obligations, of any nature, of Seller, the Business or the Purchased Assets, except: (i) to the extent expressly set forth or reserved against in the Seller’s Financial Statements; or (ii) as specifically set forth in Schedule 3.06 of the Disclosure Schedule. Since the date of the Interim Financial Statements, there has not been any Material Adverse Effect.

SECTION 3.07 Absence of Certain Changes and Events. Except as reflected in the Interim Financial Statements, since the date of the Interim Financial Statements, Seller has not:

(a) made any material change in the accounting methods or practices it follows other than as required by Law or GAAP;

(b) made any capital expenditures or commitments exceeding $20,000 per expenditure or commitment, or $50,000 in the aggregate in respect of the Business;

(c) sold, assigned, transferred or licensed any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, in each case used in connection with the Business, except nonexclusive licenses in the ordinary course of business consistent with past practice;

(d) sold, leased, licensed, transferred, or otherwise disposed of any of its properties or assets primarily used in the Business, except Inventory sold or transferred in the ordinary course of business consistent with past practice and obsolete or worn out equipment sold or otherwise disposed of in a manner consistent with past practice which was not otherwise material (individually or in the aggregate) to the Business, or canceled any material indebtedness or waived any material claims or rights of material value;

(e) suffered any damage to or destruction or casualty of (whether or not covered by insurance) any asset individually or in the aggregate material to the operation of the Business;

(f) failed to pay any creditor any amount arising from the operation of the Business owed to such creditor when due, other than good faith disputes and trade payables arising in the ordinary course of business and not past due more than sixty (60) days;

(g) failed to discharge or satisfy any Lien on any of the Purchased Assets, at or prior to the time that the obligation with respect to such Lien became due;

(h) defaulted on any material obligation relating to the conduct or operation of the Business without curing such default;

(i) granted any allowances or discounts with respect to the Business outside the ordinary course of business consistent with past practice or sold Inventory materially in excess of reasonably anticipated consumption for the near term outside the ordinary course of business consistent with past practice;

(j) incurred or assumed any liabilities with respect to the Business other than in the ordinary course of business consistent with past practice and liabilities that are not Assumed Liabilities;

(k) amended, cancelled or terminated any Contract or Authorization that is a Purchased Asset or entered into any Contract or obtained any Authorization primarily related to the Business, other than in the ordinary course of business and consistent with past practices;

(l) failed to carry on the Business in the ordinary course and consistent with past practices so as to preserve the Purchased Assets and the Business and the goodwill of the suppliers, customers, distributors and others having business relations with the Business;

(m) dismissed or provided notice of termination of the employment to any of the Current Employees; or

(n) entered into any agreement or commitment, whether in writing or otherwise, to do any of foregoing.

SECTION 3.08 Litigation. Set forth on Schedule 3.08 is a true and complete list of all actions, suits, proceedings, audits and investigations instituted against or by Seller, or otherwise affecting Seller, the Business or the Purchased Assets. Except as specifically set forth in Schedule 3.08, there are no actions, suits, or proceedings pending or, to the knowledge of Seller, threatened against or by Seller, at law, in equity or otherwise, in, before, or by any court, arbitrator, or governmental agency or authority. Except as specifically set forth on Schedule 3.08, there are no unsatisfied judgments or, to the best of Seller’s knowledge, outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against or affecting Seller or the Business or against any of the Purchased Assets. Prior to the date of this Agreement, Seller has made available to Buyer for review all complaint and litigation files of Seller.

SECTION 3.09 Compliance with Law. Except as specifically set forth in Schedule 3.09, the Business has not violated and is not in violation of any applicable law, ordinance or regulation of any governmental entity, including, without limitation, the R&D Law and any legal obligations applicable to Seller in connection with tax benefits approved by the Investment Center at the Ministry of Labor, Industry and Trade. All governmental approvals, registrations, notifications, permits, licenses and other permissions or authorizations (collectively, “Authorizations”) required in connection with the conduct of the Business have been obtained and are in full force and effect and are being complied with. Except as specifically set forth in Schedule 3.09, Seller has not received any written notification of any asserted past or present violation in connection with the conduct of the Business of any applicable law, ordinance or regulation, or any written complaint, inquiry or request for information from any governmental entity relating thereto. Except as specifically set forth in Schedule 3.09, neither Seller nor the Business nor any of the Purchased Assets is the subject of any Israeli or U.S. federal, state or local enforcement action or, to the knowledge of Seller, other investigation, including but not limited to those relating to Environmental Laws.

SECTION 3.10 Taxes. Seller has timely filed all Tax or assessment reports and Tax returns (including any applicable information returns) that may be required by any law or regulation of any jurisdiction to be filed by or on behalf of Seller or any of its Affiliates, and all such reports and returns are true, correct and complete in all material respects. Seller has duly paid, deposited or accrued on its books of account, all Taxes (including estimated Taxes) pursuant to such reports and returns, or assessed against Seller, or which Seller or its Affiliates is obligated to withhold from amounts owing to any employee, service provider, supplier, or any other third party. Seller has no liability for any Taxes in excess of the amounts stated in the Interim Balance Sheet with respect to all time periods or portions thereof ending on or before the date set forth therein. Neither the assessment of any additional Taxes that by law should have been reported or paid or in accordance with generally accepted accounting principles should have been accrued, nor any investigation or audit, is pending or, to the best of Seller’s knowledge, threatened or expected. No Taxing or assessment authority has indicated to Seller any intent to conduct an audit or other investigation or asserted any unresolved deficiencies with respect to Tax liabilities of Seller for any period, and to the knowledge of Seller there are no facts or circumstances that would give rise thereto. Seller has not waived any statute of limitations in respect of Israeli, foreign, federal, state or local Taxes or agreed to any extension of time with respect to an assessment of deficiency with respect to such Taxes.

SECTION 3.11 Consents. With the exception of the matters listed in Schedule 3.11 (collectively, the “Consents”), no consent, approval, waiver or authorization is legally or contractually required on the part of Seller to duly and validly transfer or assign any of the Purchased Assets as contemplated hereby.

SECTION 3.12 Title to and Condition of the Purchased Assets. Seller has full right, title and interest to the Purchased Assets and good and marketable title to the tangible Purchased Assets, free and clear of all Liens, except for the those Liens listed (together with the dollar amount secured by each such Lien) on Schedule 3.12, which (subject to the assumption of the Assumed Liabilities by Buyer) shall be discharged in full by Seller at the Closing. The Purchased Assets include all assets, properties, rights, interests, claims and business necessary for or relating to the conduct of the Business as presently conducted by Seller or as currently proposed to be conducted. The Purchased Assets are suitable for the uses for which they are presently used by Seller, in normal operating condition and free from any significant defects, ordinary wear and tear excepted. Except as specifically set forth on Schedule 3.12, all of the Purchased Assets are located at the facilities of Seller. This Section 3.12 does not apply to the Seller’s Intellectual Property; representation and warranties relating to the Seller’s Intellectual Property are set forth in Section 3.16 below.

SECTION 3.13 Contracts. Except as specifically set forth in Schedule 3.13, each Contract required to be listed on any Schedule to this Agreement is valid and subsisting and is and following the consummation of the transactions contemplated by this Agreement, will remain, in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and there have been no amendments, modifications, or supplements to any such Contracts. Except as specifically set forth in Schedule 3.13, there is no default or claim of default by Seller under any such Contract and no event has occurred, or will occur as a result of the consummation of the transactions contemplated by this Agreement, that, with the passage of time or the giving of notice or both, could reasonably be expected to constitute a default by Seller or, to the knowledge of Seller, any other party thereto under any such Contract, or could reasonably be expected to permit modification, acceleration, or termination of any such Contract, or result in the creation of any Lien on any of the Purchased Assets. Seller is not a party to any Contract: (i) that restricts Seller’s, or after the closing would restrict Buyer’s, ability to conduct any line of business; or (ii) that the performance of which results in a net loss for Seller, or after Closing, will result in a net loss for Buyer.

SECTION 3.14 Manufacturing Processes/Inventories. Seller has delivered to Buyer complete and accurate written documentation of the processes and procedures used or necessary to manufacture Seller’s products in quantities sufficient for the conduct of the Seller’s business as proposed to be conducted (the “Manufacturing Documentation”). The Business Intellectual Property includes all processes, methods, techniques, procedures, trade secrets and know how used or necessary to manufacture such products. Except as specifically set forth in Schedule 3.14, the quantities of all Inventories, materials and supplies of Seller are not obsolete, damaged, slow-moving, defective or excessive, and are reasonable and balanced in the circumstances of Seller.

SECTION 3.15 Warranties. All products manufactured or sold, and all services provided, by Seller have complied, and are in compliance, with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefore or applicable thereto.

SECTION 3.16 Intellectual Property.

(a) Products and Services. Schedule 3.16(a) accurately identifies and describes each product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by Seller (each, a “Seller Product”).

(b) Registered IP. Schedule 3.16(b) accurately identifies: (a) each item of Registered Intellectual Property in which Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest; and (d) each Seller Product identified in Schedule 3.16(a) that embodies, utilizes, or is based upon or derived from (or, with respect to Seller Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered Intellectual Property. Seller has provided or otherwise granted access to Buyer complete and accurate copies of all applications, correspondence with any governmental entity, and other material documents related to each such item of Registered Intellectual Property.

(c) Inbound Licenses. Schedule 3.16(c) accurately identifies: (a) each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to Seller (other than (i) agreements between the Seller and its employees in Seller’s standard form thereof, (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Seller Product and that is not otherwise material to the Business, (iii) non-exclusive licenses to any generally available hardware that is used in the development, manufacturing, testing, distribution, maintenance or support of any Seller Product and (iv) generally available off-the-shelf software products or tools that are used for the operation of the business); and (b) whether the licenses or rights granted to Seller in each such Contract are exclusive or non-exclusive.

(d) Outbound Licenses. Schedule 3.16(d) accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Business Intellectual Property other than a right to use any Seller Product pursuant to any purchase order. Seller is not bound by, and no Business Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert, or enforce any Business Intellectual Property owned by Seller anywhere in the world.

(e) Royalty Obligations. Schedule 3.16(e) contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by Seller to any other Person (other than sales commissions paid to employees according to Seller’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Seller Product or the use of any Business Intellectual Property owned by Seller.

(f) Standard Form IP Agreements. Schedule 3.16(f) identifies each standard form of Intellectual Property Contract upon which a Contract that is currently effective in any respect is based, or for which either party under such Contract has any continuing obligation or right, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property; and (c) confidentiality or nondisclosure agreement (each such agreement required to be listed, a “Standard Form Agreement”). Seller has provided to Buyer a complete and accurate copy of each Standard Form Agreement. Schedule 3.16(f) accurately identifies each agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property incorporated into or used in connection with any Seller Product or otherwise related to Seller’s business, research, or development.

(g) Ownership Free and Clear. Seller exclusively owns all right, title and interest to and in all Registered Intellectual Property. Seller owns all right, title and interest to and in all Intellectual Property used in or necessary to conduct the Business as currently conducted or currently contemplated to be conducted (the “Business Intellectual Property”), other than Intellectual Property licensed to Seller, as identified in Schedule 3.16(c), which schedule shall indicate whether such Intellectual Property is exclusive or not) free and clear of any Liens (other than licenses and rights granted pursuant to the Contracts). Without limiting the generality of the foregoing:

(i) Employees and Contractors. Each Person who is or was an employee or contractor of Seller and who is or was involved in the creation or development of any Seller Product or Business Intellectual Property owned by Seller has signed a valid and enforceable agreement containing an assignment of Intellectual Property pertaining to such Seller Product or Business Intellectual Property to Seller and confidentiality provisions protecting the Business Intellectual Property owned by Seller. No current or former shareholder, officer, director, employee or contractor of Seller that has any claim, right, or interest to or in any Business Intellectual Property. Seller has no knowledge of any employee of Seller that is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for Seller or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his activities as an employee of Seller.

(ii) Government Rights. No funding, facilities, or personnel of any governmental body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Business Intellectual Property owned by Seller. Except as set forth under Section 3.16(g)(v) [“Standards Bodies”], Seller has not provided the Business Intellectual Property to any governmental body, under license, contract, or otherwise, in any manner that gives such governmental body any additional or different rights than those contained in Seller’s Standard Form Agreements, and all Contracts in which any governmental body obtains any rights to any Business Intellectual Property have been disclosed in the applicable disclosure schedule as set forth in this Section 3.16.

(iii) Protection of Proprietary Information. Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to Seller or any Seller Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by Seller has been disclosed or licensed to any escrow agent or other Person.

(iv) Past IP Dispositions. Seller has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property that comprises Business Intellectual Property owned by Seller to any other Person.

(v) Standards Bodies. Seller is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Seller to grant or offer to any other Person any license or right to any Business Intellectual Property.

(h) Valid and Enforceable. The Registered Intellectual Property is valid, subsisting, and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, and by laws relating to the availability of specific performance, injunctive relief or other estoppels or equitable remedies, is enforceable. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. Seller has not engaged in patent misuse or any fraud or inequitable conduct in connection with any Business Intellectual Property that is Registered Intellectual Property.

(ii) Trademarks. To the knowledge of Seller, no registered trademark or registered trade name owned, used, or applied for by Seller conflicts or interferes with any registered trademark or registered trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any registered trademark owned, used, or applied for by Seller.

(iii) Legal Requirements and Deadlines. Each item of Registered Intellectual Property is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Registered Intellectual Property in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered Intellectual Property filed by or on behalf of Seller has been abandoned, allowed to lapse, or rejected. Schedule 3.16(h) accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Business Intellectual Property in full force and effect.

(iv) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the knowledge of Seller, threatened, in which the scope, validity, or enforceability of any Registered Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged. Seller has no knowledge of any basis for a claim that any Registered Intellectual Property is invalid or unenforceable.

(i) Third-Party Infringement of Business Intellectual Property. To the knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Business Intellectual Property owned by Seller. Schedule 3.16(i) accurately identifies (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Seller or any representative of Seller regarding any actual, alleged, or suspected infringement or misappropriation of any Business Intellectual Property owned by Seller, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Lien on, any Business Intellectual Property; (b) a breach of or default under any Business Intellectual Property; (c) the release, disclosure, or delivery of any Business Intellectual Property by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Business Intellectual Property.

(k) No Infringement of Third Party IP Rights. Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property (other than patents), or to Seller’s knowledge, patents, of any other Person or engaged in unfair competition. No Seller Product, and no method or process used in the manufacturing of any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property (other than patents), or contains any Intellectual Property (other than patents) misappropriated from, any other Person, or, to Seller’s knowledge, infringes, violates, or makes unlawful use of any patent, or contains any patent misappropriated from, any other Person. There is no legitimate basis for a claim that Seller or any Seller Product has infringed or misappropriated any Intellectual Property Right (other than patents), or, to Seller’s knowledge, any patent, of another Person or engaged in unfair competition or that any Seller Product, or any method or process used in the manufacturing of any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property (other than patents), or contains any Intellectual Property (other than patents) misappropriated from, any other Person, or to Seller’s knowledge, infringes, violates, or makes unlawful use of any patents, or contains any patents misappropriated from, any other Person . Without limiting the generality of the foregoing:

(i) Infringement Claims. No infringement, misappropriation, or similar claim or proceeding is pending or, to the knowledge of Seller, threatened against Seller or, to the knowledge of the Seller, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Seller with respect to such claim or proceeding. Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by Seller, any of their employees or agents, or any Seller Product of any Intellectual Property of another Person, including any letter or other communication suggesting or offering that Seller obtain a license to any Intellectual Property of another Person.

(ii) Other Infringement Liability. Seller is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in Seller’s Standard Form Agreements relating to the Business Intellectual Property owned by Seller).

(l) Bugs. None of the software (including firmware and other software embedded in hardware devices) owned, developed, marketed, distributed, licensed, or sold by Seller (collectively, “Seller Software”) (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Seller Software or any product or system containing or used in conjunction with such Seller Software; or (b) fails in any material respect to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Seller Software. Seller has provided to Buyer a complete and accurate list of all known bugs, defects, and errors in each version of the Seller Software.

(m) Harmful Code. No Seller Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (b) damaging or destroying any data or file without the user’s consent; or (c) otherwise interfering with the operation of such Seller Software.

(n) Source Code. The source code for all Seller Software contains reasonably clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Seller Software. No source code for any Seller Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Seller. Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any other Person.

(o) Open Source. Schedule 3.16(o) accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Seller Products or from which any part of any Seller Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Seller Product or Seller Products to which each such item of Open Source Code relates. No Seller Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Seller Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Seller to use or distribute any Seller Product.

(p) Data Bases. Schedule 3.16(p) identifies and describes each distinct electronic or other database containing (in whole or in part) personal data maintained by or for the Seller at any time (the “Seller Databases”), the types of personal data in each such database, the means by which the personal data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any such security policy has occurred or, to the best of Seller’s knowledge, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Seller Databases.

SECTION 3.17 Labor Law and Employees.

(a) Schedule 3.17(a) accurately sets forth, with respect to each employee of Seller (including any employee of Seller who is on a leave of absence or on layoff status):

(i) the name of such employee and the date as of which such employee was originally hired by Seller;

(ii) such employee’s title, and a general description of such employee’s duties and responsibilities;

(iii) the aggregate dollar or New Israeli Shekel amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from Seller with respect to services performed in 2007;

(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) each Employee Plan in which such employee participates or is eligible to participate;

(vi) any Authorization that is held by such employee and that relates to or is useful in connection with the Business; and

(vii) with respect to Israeli employees, all accrued vacation day and sick days, all recuperation pay owed; and any amounts owing to pension funds, managers insurance, education funds, recuperation pay [dmei havra’ah] or for other social benefits, including all accruals, allocations, severance and reserve Liabilities.

(b) Schedule 3.17(b) accurately identifies each former employee of Seller who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from Seller or otherwise) relating to such former employee’s employment with Seller; and Schedule 3.17(b) accurately describes such benefits.

(c) The employment of each of Seller’s employees, subject to applicable notice periods, is terminable by Seller at will. Seller has delivered or granted to Buyer access to accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Seller.

(d) To the knowledge of Seller:

(i) no employee of Seller intends to terminate his employment with Seller;

(ii) no employee of Seller has received an offer to join a business that may be competitive with the Business; and

(iii) no employee of Seller is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of Seller; or (B) the Business.

(e) Schedule 3.17(e) accurately sets forth, with respect to each independent contractor of Seller:

(i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by Seller;

(ii) a description of such independent contractor duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from Seller with respect to services performed during 2007;

(iv) the terms of compensation of such independent contractor; and

(v) any Authorization that is held by such independent contractor and that relates to or is useful in connection with the Business.

(f) Seller is not a party to or bound by, and in the past eight (8) years, Seller has not been a party to or bound by, any collective employment agreement or any union contract, collective bargaining agreement or similar Contract.

(g) Seller is not engaged, and Seller has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller or the Business. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the best of the knowledge of Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Current Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(h) None of the current or former independent contractors of Seller could be reclassified as an employee. Seller has never had any temporary or leased employees. To the knowledge of Seller, no independent contractor of Seller is eligible to participate in any Employee Plan.

(i) All employees resident or working in Israel (“Israeli Employees”) are listed and identified as such on Schedule 3.17(a). All of the Israeli Employees are “at will” employees subject to termination upon up to thirty (30) days prior written notice under the termination notice provisions included in employment agreements or applicable law. Seller’s obligations to provide statutory severance pay to the Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the Seller’s Financial Statements and Seller has not invoked the provisions of Section 14 of the Severance Pay Law with respect to such statutory severance pay. To Seller’s knowledge, there are no circumstances that could give rise to any valid claim by a current or former Israeli Employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that Seller is legally or contractually required either (A) to deduct from the Israeli Employees’ salaries or to transfer to the Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (B) to withhold from the Israeli Employees’ salaries and benefits and to pay to any government entity as required by the Israeli Income Tax Ordinance and National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and Seller does not have any outstanding obligation to make any such deduction, transfer, withholding or payment; and (C) Seller is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to the Israeli Employees, including The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, The Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, and The Employment by Human Resource Contractors Law, 1996. Seller has not engaged any Israeli Employees whose employment would require special licenses or permits. There are no unwritten policies or customs that, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled by law (including, by way of example but without limitation, unwritten customs concerning the payment of statutory severance pay when it is not legally required). Seller has not engaged any consultants, sub-contractors or freelancers who, according to Israeli law, are entitled to the rights of an employee vis-a-vis Seller, including rights to severance pay, vacation, recuperation pay [dmei havra’ah] and other employee-related statutory benefits. Seller has provided to Buyer a correct and complete summary of the calculations concerning the components of the Israeli Employees’ salaries, including any components that are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay. Seller has provided to Buyer (a) any and all agreements with human resource contractors, or with consultants, sub-contractors or freelancers; and (b) full documents, manuals, and written policies relating to the employment and termination of Israeli Employees.

SECTION 3.18 No Finders. Other than as set forth in Schedule 3.18, no act of Seller or its Affiliates has given or will give rise to any claim against Buyer for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated herein.

SECTION 3.19 Product Liability Claims. All Seller Products that Seller has manufactured, distributed or sold were merchantable, free from defects in design, specifications, processing, manufacture, material or workmanship, and suitable for the purpose for which they were intended. Except as specifically set forth in Schedule 3.19, Seller has never incurred any uninsured or insured Product Liability, or received a claim based upon alleged Product Liability, and, to the best of Seller’s knowledge, no basis for any such claim exists. Seller does not have any liability or obligation with respect to any Product Liability, whether or not heretofore asserted, or product recalls related to products manufactured, distributed or sold at or prior to the Closing.

SECTION 3.20 Relations with Suppliers and Customers. No material current supplier of Seller has canceled any contract or order for provision of, and, to the knowledge of Seller there has been no threat by any such supplier not to provide, raw materials, products, supplies, or services to the Business when owned by Seller. Except as specifically set forth in Schedule 3.20, Seller has not received any information from any customer that accounted for more than 10% of the revenues of Seller during the last full fiscal year to the effect that such customer intends to decrease the amount of business it does with the Business when owned by Seller.

SECTION 3.21 Environmental Matters. Except as specifically set forth in Schedule 3.21: (a) Seller has obtained, and is in compliance with, all permits, licenses or other approvals necessary under the Environmental Laws with respect to the Business and the Purchased Assets, and is in compliance with all Environmental Laws; (b) no capital or other expenditures are necessary so that the Business and the Purchased Assets comply fully with any Environmental Law; (c) neither Seller nor the Business or the Purchased Assets have been or are subject to any actual or threatened investigations, administrative proceedings, litigation, regulatory hearings, or other action threatened, proposed or pending that alleges (i) actual or threatened violation of or noncompliance with any Environmental Law, or (ii) actual or threatened personal injury or property damage or contamination of any kind resulting from a release or threatened release of a Hazardous Substance with respect to the Business and the Purchased Assets; (d) Seller has not taken or failed to take any action with respect to the Business, the Purchased Assets or the real property presently or formerly used in connection therewith that could reasonably be expected to result in (i) actual or threatened violation of or noncompliance with any Environmental Law, or (ii) actual or threatened personal injury or property damage or contamination resulting from a release of a Hazardous Substance that requires remediation or other similar corrective action under any applicable Environmental Laws; and (e) no Hazardous Substances have been used, manufactured, generated, transported, released or disposed of in violation of any Environmental Law by Seller.

SECTION 3.22 Contracts with Related Parties. Except as set forth on Schedule 3.22, there are no agreements or contracts between Seller and any officer, director, or shareholder of Seller, any subsidiary of Seller or any entity in which any such officer, director or shareholder owns more than a five percent (5%) equity interest.

SECTION 3.23 Government Grants.

(a) Schedule 3.23(a) provides a complete list of all pending and outstanding grants, incentives, exemptions and subsidies from the Government of the State of Israel or any agency thereof, or from any non-Israeli governmental entity, granted to the Seller or assigned to or assumed by the Seller (collectively, “Government Grants”), including, without limitation, (i) the Investment Center of the Ministry of Industry, Trade and Labor, (ii) the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor (the “OCS”) including for avoidance of doubt grants received within the framework of MAGNET, MAGNETON, HEZNEK and other similar programs; (iii) the BIRD Foundation and any other similar governmental or government-related entity, (iv) the Fund for the Encouragement of Marketing, and (v) the Income Tax Authorities.

(b) Seller has made available to Buyer accurate and complete copies of all documents requesting or evidencing Government Grants or amendments thereto submitted by Seller and of all letters of approval, and supplements thereto, granted to Seller, as well as all correspondence or written summaries pertaining thereto, and has provided Buyer with an accurate and complete description of any unwritten or informal arrangements or understandings that relate to the Government Grants.

(c) Schedule 3.23(a) also details all the aggregate amount of each Government Grant, the amounts already received under such Government Grant, the amounts still receivable under such Government Grant, the royalties paid by Seller with respect to the and the aggregate outstanding obligations of the Seller thereunder with respect to royalties, or the outstanding amounts to be paid by Seller in respect of such Government Grants.

(d) Seller is in compliance with all of the material terms, conditions and requirements of the Government Grants and has duly fulfilled all the undertakings relating thereto. Seller has no knowledge of any intention of the Investment Center or the OCS to revoke or materially modify any of the Government Grants or that the Investment Center or the OCS believes that Seller is not in compliance in all material respects with the terms of any Grant. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby does, will or would reasonably be expected to (with or without notice or lapse of time) give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify any Government Grant identified or required to be identified in Schedule 3.23(a).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

SECTION 4.01 Organization of Buyer. Buyer is a corporation duly organized and validly existing under the laws of Israel.

SECTION 4.02 Authority. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement and other agreements contemplated hereby to which Buyer is a party, and the consummation by Buyer of the transactions hereby and thereby, have been duly and validly authorized by Buyer’s Board of Directors, no other action of Buyer’s Board of Directors, or corporate proceedings on the part of Buyer is necessary to authorize this Agreement and no other action of Buyer’s Board of Directors, or corporate action on the part of Buyer, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms. Neither the execution and delivery of this Agreement nor compliance by Buyer with its terms and provisions will violate (i) any provision of the articles of association of Buyer or (ii) any law, statute, regulation, or to Buyer’s knowledge, injunction, order or decree of any government agency or authority or court to which Buyer or any of Buyer’s assets is subject.

SECTION 4.03 No Finders. No act of Buyer has given or will give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated herein.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

SECTION 5.01 Approvals and Consents. Seller and Buyer shall use commercially reasonable efforts to cause the satisfaction of the conditions to Closing contained in this Agreement. Each party hereto shall use commercially reasonable efforts to obtain all Authorizations, consents, orders and approvals of all governmental authorities and the consents of third parties to the assignment or transfer, for the benefit of Buyer of the agreements listed on Article VII or Article VIII that are, may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and shall cooperate fully with the other party in promptly seeking to obtain all such Authorizations, consents, orders and approvals. The parties agree to take similar actions with respect to any applicable prior notification requirements under competition laws of foreign countries. The parties hereto acknowledge that time shall be of the essence in this Agreement and agree not to take any action or omit to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

SECTION 5.02 Conduct of Business. Until the Closing, except with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Seller will operate the Business and maintain the Purchased Assets, only in the ordinary course of business consistent with past practice (including continuing to fulfill its supply obligations and maintenance of customary levels of Inventory), and, without limiting the foregoing, Seller will:

(a) use commercially reasonable efforts to preserve intact the present business organization and personnel of Seller;

(b) use commercially reasonable efforts to preserve the goodwill and relationships of the Business with suppliers, independent contractors, customers, employees, any governmental authority and other persons material to the operation thereof;

(c) not incur any obligation, liability, or indebtedness (absolute, accrued, contingent or other), other than trade payables incurred in the ordinary course of business consistent with past practice;

(d) not mortgage, pledge or subject to Lien any of the Purchased Assets;

(e) not sell, assign or transfer any asset, property or business or cancel any debt or claim or waive any right with respect to the Purchased Assets, except in the ordinary course of business consistent with past practice;

(f) not sell, assign, license, transfer or permit to lapse any right with respect to Intellectual Property;

(g) not grant any increase in the compensation payable to any officer, director, consultant, employee or agent who is, or will be offered the opportunity to be, a New Buyer Employee;

(h) not make or authorize any capital lease or any capital expenditure for additions to plant and equipment of the Business that would be treated as part of the Purchased Assets in excess of $50,000 per item or $100,000 in the aggregate except as may be necessary for ordinary repair, maintenance or replacement;

(i) not enter into or amend any contract for the employment of any officer, employee or other person who is, or may be offered the opportunity to be, a New Buyer Employee, on a full-time, part-time or consulting basis that is not terminable upon notice of 30 days or less without cost or other liability to the Business;

(j) not enter into or amend any contract or collective bargaining agreement with any labor union related to any Current or New Buyer Employees;

(k) not enter into or amend any bonus, pension, profit-sharing, retirement, stock purchase, stock option, deferred compensation, incentive compensation, hospitalization, insurance or similar plan, contract or understanding providing for employee benefits, including the grant or award of any stock option or stock appreciation or similar right that would purport to confer rights to shares of Seller or any of their Affiliates upon the consummation of the transactions contemplated by this Agreement;

(l) not enter into any agreement relating to the lease of any real property, whether as lessor or lessee, or any contract for the purchase or sale of real property;

(m) not enter into any contract continuing for a period of more than three months from its date that is not terminable upon notice of 30 days or less without cost or liability to the Business, if such contract would be an Assumed Liability;

(n) not accept any order or enter into any agreement with a customer of the Business for the sale of any product or services of the Business that is at a price that reflects a discount that is not in the ordinary course of business or is not in accordance with discounts given on similar products or services of the Business over the past 6 months, if such agreement would be an Assumed Liability;

(o) not engage in (i) any trade loading practices or any other promotional marketing, sales or discount activity with any customers or distributors with the effect or any intent of accelerating to prior fiscal periods sales to the trade or otherwise, that would otherwise be expected (based on past practice) to occur in subsequent fiscal periods, (ii) any practice which is intended or would have the effect of accelerating to prior fiscal periods collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal periods or (iii) any practice which is intended or would have the effect of postponing to subsequent fiscal periods payments by the Company that would otherwise be expected (based on past practice) to be made in prior fiscal periods, in each case in clauses (i) through (iii) in a manner outside the ordinary course of business consistent with past practices; or

(p) pay accounts payable and pursue collection of its accounts receivable not in the ordinary course of business, consistent with past practices;

(q) not request a tax pre-ruling or otherwise contact the tax authorities except on routine day-to-day matters, without the express, written permission of Buyer;

(r) not otherwise take any action that would impair Buyer’s rights under this Agreement or fail to take any action that would preserve Buyer’s rights under this Agreement:

(s) keep in full force all insurance policies;

(t) not change any of its methods of accounting or accounting practices in any respect;

(u) not enter into any transaction or take any other action outside the ordinary course of business;

(v) not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(t)” of this Section 5.02.

SECTION 5.03 No Solicitation of Other Offers. Prior to the Closing, neither Seller nor any of its Affiliates shall directly or indirectly discuss or negotiate with any person (other than Buyer), encourage the submission of inquiries, proposals or offers from any person (other than Buyer), or otherwise provide information to any other person, with respect to the sale of or investment in Seller (whether by merger, combination, sale of assets, sale of stock, or otherwise) or the sale, licensing, distribution or other disposition of any products, assets or technology of Seller, other than the sale of product Inventory in the ordinary course of business.

SECTION 5.04 Access to Information and Records. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Seller is a party (in which case the Seller shall use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Buyer or its advisors) or pursuant to applicable law, Seller shall afford to Buyer and to Buyer’s accountants, officers, directors, employees, counsel, and other representatives reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Closing, to all of the properties, books, data, contracts, commitments, and records of Seller, and, during such period, Seller shall furnish promptly to Buyer all information concerning Seller’s prospects, properties, liabilities, results of operations, financial condition, product evaluations and testing as Buyer may reasonably request and reasonable opportunity to contact and obtain information from Seller’s officers, employees as Buyer may reasonably request.

SECTION 5.05 Non-competition. As a material inducement and consideration for Buyer to enter into this Agreement, Seller agrees that from and after the Closing until two years following the Closing Date (the “Non-competition Period”), Seller undertakes, not, within any jurisdiction in the world, own, operate, advise, assist or lend funds to or invest funds in any person in any manner that would aid or assist any person or entity to compete, in any material respect, with the Business or any substantially similar business. During the Non-competition Period, Seller further agrees not to, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship between Seller or any of its Affiliates and any third party, including any customer, collaborator, supplier or employee of Buyer or any of its Affiliates. The parties hereto agree that the duration and geographic scope of the non-competition provisions set forth in this Section are reasonable. If any covenant in this Section is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental entity, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon the activities of Seller that are no greater than allowable under then applicable laws.

SECTION 5.06 Further Assurances; Seller Access to Records. At such time and from time to time on and after the Closing Date upon request by Buyer, Seller will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances that may be required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Buyer or its respective successors and assigns all of the Purchased Assets and to otherwise carry out the purposes of this Agreement. Seller agrees to promptly deliver, remit or return to Buyer all assets and amounts received by it after the Closing that, pursuant to the terms hereof, are owned by or are due to Buyer. Buyer shall permit Seller and its authorized representatives to have reasonable access to, on a confidential basis, and to copy, at Seller’s expense, during regular business hours and upon reasonable advance notice to Buyer and in a manner non-disruptive to Buyer’s conduct of the Business, such books, records and documents related to the conduct of the Business prior to the Closing that are necessary for Seller to comply with any applicable law or regulation or to respond to any legal or administrative claim or investigation. Seller agrees to cooperate, and to cause its independent accountants to cooperate, with Buyer and its accountants in the preparation of any financial statements of Seller as of the Closing Date.

SECTION 5.07 Israeli Approvals. Each party to this Agreement shall use reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli governmental authority with respect to the transaction contemplated hereby. Without limiting the generality of the foregoing: (i) as promptly as practicable after the date of this Agreement, Buyer and Seller shall prepare and file the notifications required, if any, under the Israeli Restrictive Trade Practices Law in connection with the transaction contemplated hereby; (ii) Buyer and Seller shall respond as promptly as practicable to any inquiries or requests received from the Israeli Restrictive Trade Practices Commissioner for additional information or documentation; (iii) Seller shall use reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the following consents, and any other consents that may be required in connection with the transaction contemplated hereby: (x) approval of the OCS; and (y) approval of the Investment Center; and (iv) Buyer shall provide to the OCS, the Investment Center, the Israeli Restrictive Trade Practices Commissioner any information reasonably requested by such authorities and shall, without limitation of the foregoing, execute an undertaking in customary form in which Buyer undertakes to comply with the R&D Laws and regulations. Each party to this Agreement shall (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli governmental entity with respect to the transaction contemplated hereby, (ii) keep the other parties informed as to the status of any such legal proceeding and (iii) promptly inform the other parties of any communication to the Israeli Restrictive Trade Practices Commissioner, the OCS, the Investment Center or any other Israeli governmental entity regarding any of the transactions contemplated by this Agreement. The parties to this Agreement will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the transaction contemplated hereby. In addition, except as may be prohibited by any Israeli governmental entity or by any Israeli legal requirement, in connection with any such legal proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli governmental entity in connection with any such legal proceeding.

SECTION 5.08 Transfer of Approved Enterprise Status. At the request and expense of Buyer, whether before or after the Closing, Buyer and Seller shall jointly approach the Investment Center in order to obtain the consent of the Investment Center to the substitution of Buyer for Seller as the beneficiary of the Approved Enterprise Status that Seller received in respect of the approved enterprise status granted to certain facilities of the Company as set forth in Schedule 3.23(a) (the “Approved Enterprise Status”), such that Buyer shall be entitled to all rights and entitlements to which Seller is currently entitled pursuant to the Approved Enterprise Status, subject to the terms and conditions relating to such status. Seller undertakes not to take any action that shall prevent, delay or jeopardize the obtaining of such approval. Buyer and Seller shall cooperate and coordinate any communications with the Investment Center in respect of the transactions contemplated herein.

SECTION 5.09 Fees and Expenses. Whether or not the transaction contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, and any expenses incurred by Seller prior to or at the Closing and paid at or after the Closing shall not be deemed as an Assumed Liability and will considered a Retained Liability. Fees and expenses incurred by a party in connection with the transaction contemplated by this Agreement, include: (i) all third party legal, accounting, financial advisory, consulting and finders fees and expenses and all other like fees and expenses of third parties incurred by a party in connection with the negotiation, documentation and effectuation of the terms and conditions of this Agreement and the other transaction documents and the transactions contemplated hereby and thereby (collectively “Transaction Expenses”); (ii) any bonuses, change in control payments to employees or consultants of Seller or its subsidiaries, which shall be deemed expenses incurred by Seller (the “Transaction Bonus Payments”), and (iii) any payments in connection with any change in control obligations or any payment of consideration arising under any consents, waivers or approvals of any party under any Contract of Seller or its subsidiary which are effective as of immediately prior to the Closing date, which shall be deemed expenses of Seller (the “Change in Control Payments”).

SECTION 5.10 Notification. During the pre-Closing period, Seller shall promptly notify Buyer in writing of: (a) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of any representation or warranty made by Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any material breach of any covenant or obligation of Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Articles VII and Article VIII impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.10 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to Buyer an update to the Disclosure Schedule specifying such change. No such update, not approved by Buyer, shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Article VII or Article VIII have been satisfied.

SECTION 5.11 Change of Name. Immediately after the Closing, Seller shall change its name and the name of each of its subsidiaries to a name that does not include the word “Tevet” or any variation thereof and that is satisfactory to Buyer and shall execute a written consent in form and substance to the satisfaction of the purchaser whereby it permits Buyer to use the name “Tevet”.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01 Offer to Employees. Prior to Closing, certain Current Employee shall be given an offer letter by Buyer, as determined by Buyer in its sole discretion. Each such offer letter will (i) provide that the offer of employment will be conditional on the completion of the transactions contemplated by this Agreement and that such offer of employment will be effective as of the Closing, and (ii) provide for terms that, taken as a whole, are not materially less favorable than those terms of the relevant employee’s current terms of employment; provided, however, that such offers of employment will be “at will” unless otherwise specified by Buyer in an individual offer letter. To the extent applicable, Current Employees receiving offer letters shall receive full credit for years of service with the Company to the extent such service is taken into account under the Buyer’s customary employment practices.

SECTION 6.02 Pension Plans. The benefits of Current Employees, who do not accept the offer letters as per Section 6.01 (who will not become New Buyer’s Employees) (the “Terminated Employees”), under any Seller Pension Plans, shall be paid by Seller to such Terminated Employees in accordance with the terms of the applicable plan, and Buyer assumes no liability thereunder or in any other manner with respect to any Terminated Employees. Seller shall remain the sponsor of such Terminated Employees Employee Plans and Buyer assumes no obligations thereunder. The benefits of New Buyer’s Employees under any Seller Pension Plans, shall be paid by Buyer to such New Buyer’s Employees in accordance with the terms of the applicable plan, and Buyer assumes all liabilities and obligations thereunder for the period of time following the Closing Date.

SECTION 6.03 Other Benefits. Seller shall be responsible for any payments with respect to accrued vacation, convalescence pay [dmei havraa], sick pay, prior notice for termination and any other benefit to which Terminated Employees may be entitled with respect to their employment with Seller, and for any such payments to which New Buyer Employees may be entitled with respect to their employment with Seller for the period of time prior to the Closing Date. Buyer shall be responsible for any payments with respect to accrued vacation, convalescence pay [dmei havraa], sick pay, prior notice for termination and any other benefit to which New Buyer Employees may be entitled with respect to their employment with Seller for the period of time following the Closing Date. The provisions of this Section 6.03 shall also apply to any individual employed by Seller at any time, and any individual retained under another agreement such as a consultancy or representative agreement, who claims any employment-related benefits, rights or payments in relation to his/her contractual engagement with Seller.

SECTION 6.04 Severance. Unless otherwise agreed with Buyer to enable employees to work during their notice period, immediately upon Closing, Seller shall terminate the employment of each of the New Buyer’s Employees. Seller shall be responsible for all amounts required to be paid to Terminated Employees, or any former employees of the Business, or individuals claiming such amounts, in connection with the sale of the Purchased Assets or the termination of such person’s employment by Seller, including without limitation severance pay, prior notice salaries or equivalent and redemption of vacation days, and payments with respect to Employee Plans, and shall provide Buyer with a release duly executed by each such employee acknowledging receipt of all sums to such employee.

ARTICLE VII

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

SECTION 7.01 Representations, Warranties and Covenants. Subject to paying the EVP Loan Repayment Amount to EVP at the Closing, the representations and warranties of Seller herein shall be true and accurate in all material respects (except with respect to representations and warranties qualified by materiality, which shall be true and accurate in all respects) at the Closing with the same effect as though made at such time. Seller shall have performed all of its obligations and complied with all of its covenants prior to or as of the Closing. Seller shall have delivered to Buyer approvals and documentation in evidence thereof, as well as an officers’ certificate in a form to be agreed by Closing, dated as of the Closing and executed by the chief executive of Seller to all such effects.

SECTION 7.02 Opinion of Counsel for Seller. Herzog, Fox & Neeman & Co., counsel for Seller, shall have delivered to Buyer a written opinion, dated the Closing Date, in a form to be agreed prior to the Closing.

SECTION 7.03 Corporate Approvals. All resolutions of the shareholders of Seller, including meetings of classes of shares, and the board of directors of Seller shall be delivered to Buyer.

SECTION 7.04 Approvals; Consents; Releases. All permissions, releases, consents or approvals, governmental or otherwise, necessary on the part of Seller to consummate the transactions contemplated hereunder shall have been obtained by Seller and delivered to Buyer, including, subject to paying the EVP Loan Repayment Amount to EVP at the Closing, the release of any and all Liens on the Purchased Assets not including Liens associated with the Assumed Liabilities, and completion of all attendant filing procedures at each relevant official registry, including without limitation the Israeli Registrar of Companies and the Israeli Registrar of Pledges.

SECTION 7.05 Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

SECTION 7.06 Legislation. No statute, rule, regulation, order, or interpretation shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court that would make the transactions contemplated by this Agreement illegal or otherwise materially adversely affect the Purchased Assets, the Business or the conduct of the Business in the hands of Buyer.

SECTION 7.07 Other Agreements. The approvals of the third parties to the assignment or transfer, as the case may be, of the agreements listed in Schedule 7.07 shall have been obtained in writing without any onerous conditions being imposed on Buyer, except that Buyer shall be entitled, in its sole discretion, to waive the omission of any such consent required hereunder, and in such case, the parties agree to use all reasonable efforts to obtain such consent post Closing.

SECTION 7.08 Transfer Documents. Buyer shall have received from Seller such instruments of transfer, assignment, conveyance and other instruments sufficient to convey, transfer and assign to Buyer all right, title and interest in the Purchased Assets, together with possession of such Purchased Assets, all in form and substance reasonably satisfactory to Buyer and its counsel.

SECTION 7.09 Employees. At least six (6) of the Key Employees shall have remained continuously employed with Seller from the date of this Agreement through the Closing and shall have signed employment agreements with Buyer as contemplated by Section 6.01 above.

SECTION 7.10 OCS Approvals. Buyer shall have received from Seller written approval by the OCS, which shall not impose any condition upon Buyer, except for the requirement that it undertake to comply with the R&D Law, for the transfer to Buyer of all rights in and to all know-how of Seller subject to the R&D Law and/or developed in connection with OCS Grants, with respect to which it is agreed that Seller shall consult with Buyer in all matters pertaining to such application, and that Buyer shall cooperate in such regard, including provision of undertakings required under the R&D Law.

SECTION 7.11 No Material Adverse Effect. There shall have occurred no Material Adverse Effect since the date of this Agreement and no event shall have occurred and no condition or circumstance shall exist that could be expected to give rise to any such Material Adverse Effect.

SECTION 7.12 Transfer of Purchase Agreements. The agreements identified in Schedule 3.01(c)(iii) with respect to the supply to Seller of raw materials, supplies or equipment shall have been assigned to Buyer.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

SECTION 8.01 Representations, Warranties and Covenants. The representations and warranties of Buyer herein shall be true in all material respects on the Closing Date with the same effect as though made at such time. Buyer shall have performed all of its obligations and complied with all of its covenants herein prior to or as of the Closing Date.

SECTION 8.02 Legislation. No statute, rule, regulation, order or interpretation shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court that would make the transactions contemplated by this Agreement illegal.

SECTION 8.03 Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 8.04 Corporate Authorization. Seller shall have received all requisite approvals for the transaction contemplated by this Agreement from the shareholders of Seller.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01 Indemnification of Buyer. Subject to the limitations and other provisions set forth in Sections 9.04 and 9.06, Seller shall indemnify, defend and hold harmless Buyer and each of its subsidiaries, officers, directors, employees, and shareholders (each an “Indemnitee” and collectively “Indemnitees”) from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefore, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), whether or not involving a third-party claim, (collectively “Indemnifiable Losses”) resulting from or incurred by any Indemnitee with respect to any of the following:

(a) any breach of any representation or warranty of Seller contained in this Agreement, the Disclosure Schedule, the Purchase Price Adjustment Schedule or the officers’ certificate in the form of Exhibit B, as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty);

(b) any breach of any covenant or obligation of Seller contained in this Agreement;

(c) any failure by Seller to satisfy, perform, pay, discharge or resolve any liabilities and obligations of, or claims against, Seller not included within the Assumed Liabilities; and

(d) any Liability (other than the Assumed Liabilities) to which the Buyer or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to the Retained Assets, or any Liability related to Terminated Employees or any Liability with respect to New Buyer Employees not expressly assumed by Buyer.

SECTION 9.02 Indemnification of Seller. Subject to the limitations and other provisions set forth in Sections 9.04 and 9.06 below, Buyer shall indemnify, defend and hold harmless Seller and each of its officers, directors, employees and shareholders from and against and in respect of any and all Indemnifiable Losses resulting from or incurred by any person to be indemnified hereunder by any of the following reasons: (i) any breach of any representation or warranty of Buyer contained in this Agreement; (ii) any breach of any covenant or obligation of Buyer contained in this Agreement; and (iii) Buyer’s failure to satisfy, perform, pay, discharge or resolve any Assumed Liability.

SECTION 9.03 Procedures.

(a) Procedures for Third Party Claims. If a claim by a third party is made against Buyer or its Indemnitees, within the survival period set forth in Section 9.04 below, arising out of a matter for which Buyer or any of its Indemnitees, as the case may be, is entitled to be indemnified pursuant to Section 9.01 (a “Third Party Claim”), Buyer shall promptly notify Seller in writing of such claim. The failure to notify promptly Seller hereunder shall not relieve Seller of its obligations hereunder except to the extent (and only to the extent) that Seller is actually prejudiced (including by losing the opportunity to mitigate damages) by such failure. Seller shall be responsible for the fees and expenses of counsel employed by the Indemnitee; provided that in no event shall Seller be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all Indemnitees in connection with any one action or separate but similar or related actions arising out of the same general allegations or circumstances. Seller shall be entitled to participate in the defense of a Third Party Claim, through counsel of its choice, at the expense of Seller; provided that with respect to any Third Party Claim, Buyer shall control all proceedings in connection with such Third Party Claim and, without limiting the foregoing, may in its sole discretion, subject to this Section 9.03(a), pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any governmental entity with respect thereto. So long as Seller is participating in the defense of a Third Party Claim in good faith, or if Seller so requests in writing, Buyer shall reasonably cooperate with Seller by providing records and information that are reasonably relevant to such Third Party Claim. Buyer shall not settle or compromise any Third Party Claim without the written consent of Seller, which consent will not be unreasonably withheld or delayed. No such consent will be required (i) if Buyer agrees in writing to forego all claims for indemnification from Seller with respect to such Third Party Claim, or (ii) Buyer reasonably believes itself to be potentially or actually exposed to Indemnifiable Losses materially in excess of amounts reasonably expected to be received from Seller, or (iii) Buyer reasonably believes itself to be potentially or actually exposed to non-monetary remedies; provided, however, that Buyer uses reasonable best efforts to obtain in such settlement a release of Seller with respect to all such Third Party Claims.

(b) Procedures for Direct Claims. In the event Buyer or any Indemnitee should have a claim against Seller under this Agreement that does not involve a Third Party Claim being asserted against or sought to be collected from Buyer or such Indemnitee (a “Direct Claim”), the Buyer shall deliver notice of such Direct Claim, within the survival period set forth in Section 9.04 below, with reasonable promptness to Seller. The failure by Buyer to so notify Seller hereunder shall not relieve Seller of their obligations hereunder except to the extent (and only to the extent) that Seller is actually prejudiced by such failure. If Seller does not notify Buyer within thirty (30) calendar days following his receipt of such notice that Seller disputes its liability to Buyer or the Indemnitee, as the case may be, such Direct Claim specified by Buyer in such notice shall be conclusively deemed a liability of Seller (and will be subject to the limitations set forth in this Article IX).

SECTION 9.04 Termination of Indemnification. Except with respect to fraud, willful misrepresentation, willful misconduct or willful concealment by or on behalf of Seller: (i) other than the representations and warranties set forth in Section 3.02 (Organization) and 3.04 (Authority), the representations and warranties set forth in this Agreement shall terminate twelve (12) months following the Closing, except that such obligations shall not terminate with respect to any item as to which Buyer or any Indemnitee has, before the expiration of such period, previously made a Third Party Claim or a Direct

Claim (a “Claim”) against Seller by delivering a notice to Seller in accordance with this Agreement, which obligations, if they relate to a Claim that has not been resolved, shall survive until such Claim is finally resolved; and (ii) the representations and warranties set forth in Section 3.02 (Organization) and 3.04 (Authority) shall terminate upon the expiration of the relevant statute of limitations, taking into account extensions thereof, except that such obligations shall not terminate with respect to any item as to which Buyer or any Indemnitee has, before the expiration of the relevant period, previously made a Claim against Seller by delivering a notice to Seller in accordance with this Agreement, which obligations, if they relate to a Claim that has not been resolved, shall survive until such Claim is finally resolved.

SECTION 9.05 Exclusive Remedy Against Seller. Except with respect to fraud, willful misrepresentation, willful misconduct or willful concealment by or on behalf of Seller and except for injunctive relief that may be obtained to enjoin the breach, or threatened breach, of any provision of this Agreement or a Claim for specific performance, Buyer’s or an Indemnitee’s right to indemnification under this Article IX constitutes Buyer’s or such Indemnitee’s sole and exclusive remedy with respect to any inaccuracy in, or any breach of, any representation or warranty or any covenant or agreement of Seller in this Agreement or in any certificate, instrument, document or agreement delivered by or on behalf of Seller pursuant to or in connection with this Agreement or any failure by Seller to perform any covenant, agreement, obligation or undertaking in this Agreement or any such certificate, instrument, document or agreement.

SECTION 9.06 Limitation of Indemnification. Notwithstanding anything to the contrary in this Agreement: (i) Seller shall not be liable for any Indemnifiable Losses pursuant to this Agreement (A) in the aggregate greater than the Escrow Amount and (B) other than Indemnifiable Losses with respect to the Purchase Price Adjustment Schedule which may be recovered in full, unless the aggregate amount of all such Indemnifiable Losses pursuant to this Agreement for which indemnification is sought exceeds on a cumulative basis Fifty Thousand Dollars ($50,000) (the “Indemnity Basket”); provided that, if the aggregate amount of all Indemnifiable Losses exceeds the Indemnity Basket, Buyers or the Indemnitees, as the case may be, shall be entitled to indemnification for all such Indemnifiable Losses, without regard to the Indemnity Basket; (ii) in any Claim for indemnification the Buyer or any Indemnitee, as the case may be, may seek indemnification for its Indemnifiable Losses only from the Escrow Amount (and pursuant to the terms of the Escrow Agreement); (iii) Seller shall not be liable for any Indemnifiable Losses that was not submitted within the survival period set forth in Section 9.04; and (iv) Buyer or any Indemnitee shall be entitled to receive (out of the Escrow Amount) any amount that: (A) has been determined by a court of competent jurisdiction to be owing by Seller to Buyer or to an Indemnitee, or (B) that Seller has agreed in writing to be owing by Seller to Buyer or to an Indemnitee.

SECTION 9.07 Cooperation as to Indemnified Liability. Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party’s control, if deemed reasonably necessary or appropriate by any party in the defense of any claim that may give rise to indemnification hereunder.

SECTION 9.08 Nature of Indemnification. Buyer’s right to indemnification and payment of Indemnifiable Losses, or other remedy, based on Seller’s representations, warranties, covenants and obligations, shall not be affected by any investigation conducted by Buyer or any knowledge acquired (or capable of being acquired) at any time by Buyer, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The parties recognize and agree that the representations, warranties and covenants operate as bargained for promises and risk allocation devices and that, accordingly, Buyer’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Indemnifiable Losses pursuant to this Article IX, or other remedy, based on such representations, warranties, covenants, and obligations.

ARTICLE X

TERMINATION

SECTION 10.01 Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, this Agreement and the respective obligations of the parties hereto to consummate the transaction contemplated hereby may be terminated and abandoned at any time at or before the Closing only as follows:

(a) by either Buyer, on the one hand, or Seller, on the other hand, at the option of either Buyer or Seller, if the Closing shall not have occurred by June 30, 2008; provided that party seeking to terminate shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing; or

(b) at any time, without liability of any party to the others, upon the mutual written consent of Seller and Buyer; or

(c) by Buyer (i) if Seller have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII and (B) has not been or is incapable of being cured by Seller within 20 days after its receipt of written notice thereof from Buyer; or (ii) if any of the effects set forth in Section 7.05 (Litigation Affecting Closing) shall be in effect and shall have become final and nonappealable; or

(d) by Seller, (i) if Buyer shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VIII, and (B) has not been or is incapable of being cured by Buyer within 20 days after its receipt of written notice thereof from Seller; or (ii) if any of the effects set forth in Section 8.03 (Litigation Affecting Closing) shall be in effect and shall have become final and nonappealable.

SECTION 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other liability arising from any willful or intentional breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.09.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Complete Agreement. The Schedules and Exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. This Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior proposals, discussions, or agreements, whether written or oral, relating hereto.

SECTION 11.02 Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement, including the election of such party to proceed with the Closing despite a failure of any condition to such party’s closing obligations to occur, shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

SECTION 11.03 Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be given by hand delivery, courier service (with acknowledgment of receipt), fax or email transmission (with confirmation of transmission), or by certified mail, postage prepaid with return receipt requested, addressed to the parties at the following addresses:

if to Buyer, to:

Nanometrics-Israel Ltd.

c/o Nanometrics, Inc.

1550 Buckeye Drive

Milpitas, CA 95035 USA

Attention: Timothy Stultz, President and CEO

Telephone: +1 408 545 6141

Facsimile: +1 408 232 5910

E-mail: tstultz@nanometrics.com

with a copy (which shall not constitute notice) to:

Thelen Reid Brown Raysman & Steiner LLP

101 Second Street, Suite 1800

San Francisco, CA 94105-3606 USA

Attention: Jay Margulies, Esq.

Telephone: +1 408 282 1815

Facsimile: +1 408 278 8215

E-mail: jlmargulies@thelen.com

and to	Yigal Arnon & Co. 22 Rivlin Street Jerusalem 94263 Israel Attention: Barry Levenfeld, Adv. Telephone: +972 2 623 9220 Facsimile: +972 2 623 9236 E-mail: barry@arnon.co.il and if to Seller, to:

Tevet Process Control Technologies Ltd.

P.O. Box 690

Yoqneam Industrial Park, Building 2 Area 7

Yoqneam, Israel, 206920

Attention: Offer Du-Nour, CEO

Telephone: +972 4 9591775

Facsimile: +972 4 9591776

E-mail: ofer.dunour@tevet-pct.com

with a copy (which shall not constitute notice) to:	Herzog, Fox, Neeman & Co. Asia House 4 Weizmann Street Tel Aviv 64239, Israel Attention: Alon Sahar, Adv. Telephone: +972-3-6922861/2 Facsimile: +972-3-696-6464 E-mail: sahar@hfn.co.il

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally, by courier or by telecopy or email) or on the day shown on the return receipt (if delivered by mail).

SECTION 11.04 Public Announcement. Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by Buyer and Seller. The foregoing shall not restrict Buyer’s and Seller’s internal communications with employees, shareholders or customers.

SECTION 11.05 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses (including, but not limited to, all compensation and expenses of its own counsel, financial advisors, consultants, actuaries and independent accountants) incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

SECTION 11.06 Governing Law; Forum Selection. The legality, validity, enforceability and interpretation of this Agreement shall be governed by the laws of the State of Israel, without giving effect to the principles of conflict of laws. The courts of the District of Tel-Aviv-Jaffa will have exclusive jurisdiction over any dispute arising from or in connection with this Agreement.

SECTION 11.07 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided that the rights of Seller herein may not be assigned, and all or any portion of the rights of Buyer may be assigned only to a subsidiary of Buyer or to such business organization that shall succeed to the business of Buyer or of such subsidiary to which this Agreement relates, provided that Buyer remains liable for the fulfillment by such assignee(s), in accordance with and subject to the terms and conditions hereof, of Buyer’s obligations hereunder.

SECTION 11.08 Severability. If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. In such case, the parties agree to use their best efforts to achieve the purpose of the invalid provision. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

SECTION 11.09 Benefit. Nothing in this Agreement or the agreements referred to herein, expressed or implied, shall confer on any person other than the parties hereto or thereto, or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, the agreements referred to herein, or the transactions contemplated herein or therein.

SECTION 11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, each of the Seller and Buyer has caused this Agreement to be signed by its officers thereunto duly authorized as of the date first written above.

NANOMETRICS-ISRAEL LTD.

By:
Name: Title:

TEVET PROCESS CONTROL TECHNOLIGIES LTD.

By:
Name: Title: